Exhibit 99.1

ESSEX PROPOSES ENHANCED SETTLEMENT TERMS TO
KEDDIE/CASEY DISSIDENTS

BUFFALO GROVE, IL - May 20, 2015 - Essex Rental Corp. (Nasdaq: ESSX) ("Essex" or the "Company") today announced that it has offered enhanced terms to settle the costly and disruptive dispute with dissident stockholders Lee Keddie and Kevin Casey.

After futile attempts to elicit discussions with, or a settlement proposal from, Messrs. Keddie and Casey, the Company's Board responded to a request from Keddie and Casey's counsel for "a written term sheet including the board’s firm offer of settlement" with the following offer:

1.	Board Representation: The offer for Lee Keddie and John Climaco to join the Board as of June 4th remains open.

2.
New York City Office Reimbursement Agreement with Hyde Park Real Estate LLC:  The reimbursement agreement with Hyde Park Real Estate LLC for the Company's New York City office space and services will not be renewed upon expiration of the current term in February 2016.

3.	Evaluate Strategic Alternatives: An advisor to evaluate strategic alternatives has been engaged by Essex Crane Rental Corp.

4.
Director Compensation: An independent compensation consultant will be retained by the Company immediately following the 2015 Annual Meeting to review current Board compensation levels, including that of Laurence Levy and Edward Levy, and to make recommendations with respect thereto for consideration and approval by the Board of Directors, including Messrs. Keddie and Climaco should they join the Board.

Laurence Levy, Chairman of Essex, stated "We are committed to making every effort to resolve the dispute with Lee Keddie in a reasonable manner that is in the best interests of our stockholders, and we will continue to seek direct engagement with Mr. Keddie despite continually being rebuffed. We hope that the Board's offer delivered today will conclude what has been a distracting and expensive campaign by Messrs. Keddie and Casey. We appreciate all of the support we have received from our stockholders through this process and look forward to returning our full focus to the continued improvement of the company's operations."

Background of Keddie/Casey Campaign: The Company has repeatedly advised Messrs. Keddie and Casey that because they have failed to comply with the advance notice provisions of the Company's bylaws they will not be permitted to make nominations at the Annual Meeting, and that votes cast for directors on their gold proxy card will not be counted at the Annual Meeting. Messrs. Keddie and Casey nonetheless continue to solicit stockholder votes on their gold proxy card without disclosing to stockholders that votes on the gold card will not count. Accordingly, the Company has advised its stockholders intending to vote for the election of directors at the Annual Meeting by the granting of a proxy that only votes for directors cast on the Company's WHITE proxy card will be counted at the Annual Meeting, and that votes for directors cast on the gold proxy card solicited by Lee Keddie and Kevin Casey, will not be counted.

Notwithstanding the inability of Messrs. Keddie and Casey to make nominations at the Annual Meeting for failure to comply with the Company's bylaws, the Board has invited Mr. Keddie and his fellow purported nominee, John Climaco, to join the Board on June 4, 2015. The offer to join the Board was made over 10 days ago, and has now been enhanced as provided above. Mr. Keddie has refused to communicate with Company representatives other than through his counsel.

The Company has not retained Alliance Advisors LLC as its proxy solicitor, however, Alliance Advisors LLC provides proxy management services for the Company. Stockholders may obtain additional information through the link below or by contacting any of the Company representatives noted below.

The Company's Proxy Statement and our 2014 Annual Report on Form 10-K to Stockholders are available at:
http://www.viewproxy.com/essexrental/2015

Exhibit 99.1

About Essex Rental Corp.
Essex, through its subsidiaries, is one of North America's largest providers of rental and distribution for mobile cranes (including lattice-boom crawler cranes, truck cranes and rough terrain cranes), self-erecting cranes, stationary tower cranes, elevators and hoists, and other lifting equipment used in a wide array of construction projects. In addition, the Company provides product support including installation, maintenance, repair, and parts and services for equipment provided and other equipment used by its construction industry customers. With a large fleet, consisting primarily of cranes, as well as other construction equipment and unparalleled customer service and support, Essex supplies a wide variety of innovative lifting solutions for construction projects related to power generation, petro-chemical, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial and residential construction.

CONTACT:
Essex Rental Corp.

Kory Glen
Chief Financial Officer
(847) 215-6522 / kglen@essexrental.com
OR
Patrick Merola
Manager of Investor Relations
(847) 215-6514 / pmerola@essexrental.com